Exhibit 99.1

BIMI International Medical Inc. Announces Third Quarter 2023 Financial Results

NEW YORK, Dec. 19, 2023 — BIMI International Medical Inc. (the “Company”), a leading medical solutions provider, today announced its financial results for the three months and nine months ended September 30, 2023.

Revenues for the three months ended September 30, 2023 and 2022 were $2,523,193 and $4,932,479, respectively. Revenues for the nine months ended September 30, 2023 and 2022 were $11,278,496 and $10,476,224, respectively. The revenues of the Zhongshan, Qiangsheng, Eurasia, and Minkang hospitals, that are held for sale, were accounted for separately.

Net loss for the three months ended September 30, 2023 and 2022 was $3,134,072 and $3,099,662, respectively, while net loss for the nine months ended September 30, 2023 and 2022 was$1,146,581 and $12, 214,649, respectively.

The Company also reported changes in its cash position and working capital. On September 30, 2023, BIMI had cash of $994,131 and positive working capital of $4,208,695 as compared to cash of $2,336,636 and negative working capital of $326,672 on December 31, 2022.

About BIMI International Medical Inc.

BIMI International Medical Inc. is a healthcare products and services provider, offering a broad range of healthcare products and related services in the U.S. and Asia. For more information, please visit www.usbimi.com.

Safe Harbor Statement

Certain matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, the Company’s ability to achieve profitable operations, its ability to continue to operate as a going concern, its ability to continue to meet NASDAQ continued listing requirements, the effects of the spread of COVID-19, the demand for the Company’s products and services in the People’s Republic of China, the continued market acceptance of the products sold by the recently acquired Phenix Bio subsidiary, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the United States Securities and Exchange Commission.

Investor Relations Contact

Investor Relations Department of BIMI International Medical Inc.

Email: vinson@usbimi.com

Tel: +1 949 981 6274